Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Travis Marquette	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS THIRD QUARTER EARNINGS,
UPDATES FOURTH QUARTER GUIDANCE

Dublin, California, November 21, 2019 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the third quarter ended November 2, 2019 of $1.03, up from $.91 last year. Net earnings grew to $371 million from $338 million in the prior year. Third quarter sales rose 8% to $3.8 billion, with comparable store sales up a strong 5% on top of last year’s gain of 3%.

For the nine months ended November 2, 2019, earnings per share were $3.32, up from $3.06 last year. Net earnings were $1.2 billion, compared to $1.1 billion in the prior year. Sales year-to-date rose 7% to $11.6 billion, with comparable store sales up 3% versus a 3% gain for the first nine months of 2018.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased that our third quarter results were ahead of expectations. Operating margin of 12.4% was also above-plan mainly due to better than expected sales and merchandise margin.”

Ms. Rentler continued, “During the third quarter and first nine months of fiscal 2019, we repurchased 3.0 million and 9.6 million shares of common stock, respectively, for an aggregate price of $326 million in the quarter and $966 million year-to-date. We remain on track to buy back a total of $1.275 billion in common stock during fiscal 2019.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Looking ahead, Ms. Rentler said, “As we enter this year’s holiday season, we are up against multiple years of strong comparable store sales gains. In addition, we expect another fiercely competitive retail landscape, along with ongoing uncertainty surrounding the macro-economic and political environment. As such, while we hope to do better, we continue to project fourth quarter comparable store sales gains of 1% to 2% versus a 4% increase last year.”

Ms. Rentler continued, “Given these sales assumptions, we continue to expect fourth quarter earnings per share to be in the range of $1.20 to $1.25, which now includes a one-time, non-cash benefit of $.02 per share, primarily due to the favorable resolution of a tax matter, offset by slightly higher pre-tax expenses. This forecasted guidance compares to $1.20 per share in the prior year period, which also included a one-time per share benefit of $.07 related to the favorable resolution of a tax matter.”

Ms. Rentler concluded, “Based on our year-to-date results, and our updated fourth quarter guidance, we are now planning earnings per share for fiscal 2019 to be in the range of $4.52 to $4.57, up from $4.26 in fiscal 2018.”

The Company will host a conference call on Thursday, November 21, 2019, at 4:15 p.m. Eastern time to provide additional details concerning its third quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #5397837 until 8:00 p.m. Eastern time on November 29, 2019, as well as on the Company’s website.

Forward-Looking Statements: This press release contains forward-looking statements regarding expected sales, earnings levels, new store growth, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2018, and Form 10-Qs and Form 8-Ks for fiscal 2019. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2018 revenues of $15.0 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,550 locations in 39 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also currently operates 260 dd’s DISCOUNTS® in 19 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
($000, except stores and per share data, unaudited)	November 2, 2019	November 3, 2018	November 2, 2019	November 3, 2018

Sales	$3,849,117	$3,549,608	$11,625,628	$10,876,153

Costs and Expenses
Cost of goods sold	2,766,432	2,547,331	8,311,950	7,736,533
Selling, general and administrative	604,605	561,577	1,754,825	1,640,581
Interest income, net	(4,402)	(2,953)	(14,819)	(4,849)
Total costs and expenses	3,366,635	3,105,955	10,051,956	9,372,265

Earnings before taxes	482,482	443,653	1,573,672	1,503,888
Provision for taxes on earnings	111,550	105,545	368,877	358,124
Net earnings	$370,932	$338,108	$1,204,795	$1,145,764

Earnings per share
Basic	$1.04	$0.92	$3.35	$3.09
Diluted	$1.03	$0.91	$3.32	$3.06

Weighted average shares outstanding (000)
Basic	356,879	368,102	359,919	370,977
Diluted	359,299	371,061	362,455	373,936

Stores open at end of period	1,810	1,720	1,810	1,720

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	November 2, 2019	November 3, 2018
Assets

Current Assets
Cash and cash equivalents	$1,142,709	$1,349,196
Accounts receivable	124,853	117,825
Merchandise inventory	2,168,796	1,979,080
Prepaid expenses and other	170,304	177,206
Total current assets	3,606,662	3,623,307

Property and equipment, net	2,565,882	2,418,226
Operating lease assets	3,042,298	—
Other long-term assets	200,999	194,234
Total assets	$9,415,841	$6,235,767

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,480,205	$1,394,029
Accrued expenses and other	496,623	455,743
Current operating lease liabilities	559,433	—
Accrued payroll and benefits	321,977	317,525
Current portion of long-term debt	—	84,997
Total current liabilities	2,858,238	2,252,294

Long-term debt	312,778	312,328
Non-current operating lease liabilities	2,601,372	—
Other long-term liabilities	225,934	371,844
Deferred income taxes	140,740	112,138

Commitments and contingencies

Stockholders’ Equity	3,276,779	3,187,163
Total liabilities and stockholders’ equity	$9,415,841	$6,235,767

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	November 2, 2019	November 3, 2018

Cash Flows From Operating Activities
Net earnings	$1,204,795	$1,145,764
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	255,089	246,151
Stock-based compensation	70,600	71,361
Deferred income taxes	23,070	19,607
Change in assets and liabilities:
Merchandise inventory	(418,354)	(337,345)
Other current assets	(46,161)	(62,081)
Accounts payable	305,648	328,062
Other current liabilities	43,968	35,758
Income taxes	(42,619)	(5,338)
Operating lease assets and liabilities, net	12,911	—
Other long-term, net	1,983	8,133
Net cash provided by operating activities	1,410,930	1,450,072

Cash Flows From Investing Activities
Additions to property and equipment	(401,251)	(293,366)
Proceeds from investments	517	739
Net cash used in investing activities	(400,734)	(292,627)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	16,451	14,915
Treasury stock purchased	(56,920)	(53,680)
Repurchase of common stock	(965,909)	(806,500)
Dividends paid	(278,370)	(253,863)
Net cash used in financing activities	(1,284,748)	(1,099,128)

Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(274,552)	58,317

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	1,478,079	1,353,272
End of period	$1,203,527	$1,411,589

Reconciliations:
Cash and cash equivalents	$1,142,709	$1,349,196
Restricted cash and cash equivalents included in prepaid expenses and other	10,947	8,933
Restricted cash and cash equivalents included in other long-term assets	49,871	53,460
Total cash, cash equivalents, and restricted cash and cash equivalents:	$1,203,527	$1,411,589

Supplemental Cash Flow Disclosures
Interest paid	$10,560	$13,271
Income taxes paid	$388,426	$343,848